American Filtrona Corporation
                        3951 Westerre Parkway, Suite 300
                               Richmond, VA 23233


                                Mailing Address:
                                 P.O. Box 31640
                               Richmond, VA 23294

FOR IMMEDIATE RELEASE

Date:           July 2, 1997
Contact:        John L. Morgan or John D. Barlow, Jr.
                Phone:  804/346-2400 -- Fax:  804/346-0164



                Richmond, VA -- American Filtrona Corporation (NASDAQ-NM Symbol
     AFIL) announced today that it has entered into a letter of intent for the acquisition by Bunzl plc of all outstanding shares of American Filtrona for a per share cash price of $46.52. The trustees of trusts for members of the family of the late Walter Bunzl, trustees of trusts for members of the family of Rudolph H. Bunzl, and Mr. Bunzl individually have signed letters of commitment to vote their shares in favor of the transaction. Such shareholders have the right to vote approximately 46% of American Filtrona's outstanding shares.

                Execution of a definitive acquisition agreement is subject to final negotiation of terms and conditions and completion of business and financial reviews. Consummation of this transaction would be subject to normal regulatory filings, American Filtrona shareholder approval and other usual conditions.